As filed with the Securities and Exchange Commission on November 5, 2004

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	36-446025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

FIRST SECURITYFED FINANCIAL, INC.
1998 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Craig M. Scheer, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	118,911 shares(1)	(2)	$1,919,658(2)	$244(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of MB Financial, Inc.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, based upon the prices at which the options to acquire the shares being registered may be exercised, as follows: for 97,753 shares, $15.77; and for 21,158 shares, $17.87.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to option holders, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Certain Documents by Reference.

         The following documents previously or concurrently filed by MB Financial, Inc. (the "Company") with the Commission (File No. 0-24566-01) are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the "Prospectus"):

(a)	the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as amended on Form 10-K/A filed on May 5, 2004;

(b)	the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

(c)	the Company's Current Reports on Form 8-K filed on January 14, 2004 and July 7, 2004, as amended on Form 8-K/A filed on July 13, 2004; and

(d)	the description of the common stock, par value $.01 per share, of the Company contained in the Company's Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

         This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in any annual meeting proxy statement of the Company.

         The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Doria Koros, Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 653-1992.

         All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

             Not Applicable.

Item 5. Interests of Named Experts and Counsel.

             Not Applicable.

Item 6. Indemnification of Directors and Officers.

             Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Registrant's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

             Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

             Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

             The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

             Under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 7. Exemption from Registration Claimed.

             Not Applicable.

Item 8. Exhibits.

             See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 5, 2004.

MB FINANCIAL, INC.
By:	/s/ Mitchell Feiger MITCHELL FEIGER, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Feiger and Jill E. York, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

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         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mitchell Feiger Mitchell Feiger	Director, President and Chief Executive Officer (Principal Executive Officer)	November 5 , 2004

/s/ Jill E. York Jill E. York	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5 , 2004

E.M. Bakwin	Director

/s/ David P. Bolger David P. Bolger	Director	November 5 , 2004

/s/ Robert S. Engelman Robert S. Engelman, Jr.	Director	November 5 , 2004

/s/ Alfred Feiger Alfred Feiger	Director	November 5 , 2004

/s/ Burton J. Field Burton J. Field	Director	November 5 , 2004

/s/ Lawrence E. Gilford Lawrence E. Gilford	Director	November 5 , 2004

/s/ Richard I. Gilford Richard I. Gilford	Director	November 5 , 2004

/s/ James N. Hallene James N. Hallene	Director	November 5 , 2004

Thomas H. Harvey	Director

/s/ Patrick Henry Patrick Henry	Director	November 5 , 2004

/s/ Richard J. Holmstrom Richard J. Holmstrom	Director	November 5 , 2004

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Signature	Title	Date

/s/ David L. Husman David L. Husman	Director	November 5 , 2004

Clarence Mann	Director

/s/ Karen J. May Karen J. May	Director	November 5 , 2004

/s/ Ronald D. Santo Ronald D. Santo	Director	November 5 , 2004

Kenneth A. Skopec	Director

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INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Charter of the Registrant, as amended (included as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01) and incorporated herein by reference).

4.2	Bylaws of the Registrant, as amended (included as Exhibit 3.2 to Amendment No. One to Registration Statement on Form S-1 of the Registrant and MB Financial Capital Trust I filed on August 7, 2002 (File Nos. 333-97007 and 333-97007-01) and incorporated herein by reference).

4.3	Form of the Registrant's specimen common stock certificate (filed as Exhibit 4.1 to Amendment No. One to the Registrant's Registration Statement on Form S-4 (Registration Number 333-64584) and incorporated herein by reference).

5	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of Attorney (contained on signature page)

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